Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOUTH ISLAND BIOSCIENCES, INC.
(Pursuant to Sections 242 and 245)

SOUTH ISLAND BIOSCIENCES, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General  Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: (a) The present name of the corporation (hereinafter called the “Corporation”) is “South Island Biosciences, Inc.”.

(b) The name under which the Corporation was originally incorporated is “South Island Biosciences, Inc.,” and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is October 7, 2005, and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 24, 2005.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows (such amended and restated certificate to be referred to as the “Certificate”):

ARTICLE I

The present name of the corporation (hereinafter called the “Corporation”) is “Ventrus Biosciences, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808.  The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

This Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Thirty Million (30,000,000) shares, Twenty Five Million (25,000,000) of which shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) of which shall be Preferred Stock, par value $0.001 per share.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE IX

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE X

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 5th day of April, 2007.

/s/ Matt Davis
Matt Davis, Secretary